EXHIBIT 99.1

TCG BDC, Inc.

For Immediate Release
December 12, 2018

TCG BDC, Inc. Declares Special Dividend of $0.20 per Share

New York – TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced that its Board of Directors declared a special dividend of $0.20 per share, which is payable on January 17, 2019 to stockholders of record as of December 28, 2018.

“We are pleased to announce a year end special dividend to our shareholders of $0.20 per share. We have also paid/declared $1.48 per share in regular dividends in 2018 year to date.” commented Michael Hart, Chairman and Chief Executive Officer.

About TCG BDC, Inc.
TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group L.P. Since it commenced investment operations in May 2013 through September 30, 2018, TCG BDC has invested approximately $4.3 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.
Web: tcgbdc.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
Daniel Harris	Christopher Ullman
+1-212-813-4527 daniel.harris@carlyle.com	+1-202-729-5450 christopher.ullman@carlyle.com